Exhibit 12



              United Air Lines, Inc. and Subsidiary Companies

             Computation of Ratio of Earnings to Fixed Charges


                                        Year Ended December 31
                               1999    1998     1997      1996     1995
                               ----    ----     ----      ----     ----
Earnings:                                   (In Millions)
FEarnings before income taxes
  and extraordinary item     $1,885   $1,220   $1,488   $  970   $  608
Undistributed earnings
  of affiliate                  (20)     (62)     (16)     (49)     (38)
Fixed charges, from below     1,012    1,002    1,009    1,113    1,200
Interest capitalized            (75)    (105)    (104)     (77)     (42)
                              -----    -----    -----    -----    -----
     Earnings                $2,802   $2,055   $2,377   $1,957   $1,728
                              =====    =====    =====    =====    =====

Fixed charges:

Interest expense             $  372   $  362   $  290   $  290   $  359
Portion of rental expense
  representative of the
  interest factor               640      640      719      823      841
                              -----    -----    -----    -----    -----
     Fixed charges           $1,012   $1,002   $1,009   $1,113   $1,200
                              =====    =====    =====    =====    =====

Ratio of earnings to
  fixed charges                2.77     2.05     2.36     1.76     1.44
                              =====    =====    =====    =====    =====